UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

Jasper Ventures Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-148735	27-1059260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2309 Nevada Boulevard Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-494-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2009, we executed an amendment (the “Amendment”) to our current banking facilities in the United States that extended all maturity dates to December 1, 2009, amended certain covenants and waived prior defaults.

As previously reported in our Current Report on Form 8-K dated October 5, 2009, we have a $7.0 million revolving credit facility secured by substantially all of our U.S. assets (the “Credit Facility”) and an $800,000 term loan secured by two hybrid transit vehicles (the “Term Loan” and, together with the Credit Facility, the “Facilities”) from our U.S. lender (the “Bank”). Additionally, we have three letters of credit issued by the Bank in the amounts of approximately $4.2 million, $500,000 and $448,000, respectively (the “Letters of Credit’), of which approximately $4.2 million is secured by cash on deposit with the Bank.

As of the date of this Report, (i) our Borrowing Base (which is our borrowing availability calculated pursuant to a formula under the Credit Facility) was approximately $10.5 million measured against our $7.0 million Credit Facility and (ii) the two buses that initially secured the Term Loan have a resale value substantially in excess of $800,000 with one current offer of $1.5 million for the two vehicles after being refurbished/retrofitted. In addition, we expect the conditions to the return of the approximately $4.2 million Letter of Credit will be satisfied in the next 30 to 45 days (which will result in 75% of the $4.2 million cash collateral deposit being applied to reduce our obligations under the Credit Facility, assuming our Credit Facility is not repaid or refinanced prior to that time). Satisfaction of the conditions for release of the $4.2 million Letter of Credit will also result in the release of the $448,000 Letter of Credit. The $500,000 Letter of Credit reduces to $0 on an annual basis in increasing amounts over six years and, as such, we do not expect conditions to exist that would permit the beneficiary of our $500,000 Letter of Credit to draw upon it.

The amended Credit Facility bears a floating interest rate based on the 30-day LIBOR rate plus a margin of 7.0% per annum. The amended Term Loan bears a fixed rate of interest of 8.0% per annum. All amounts borrowed under the Facilities and reimbursement obligations in respect of the Letters of Credit remain secured and cross-collateralized by general security interests on substantially all of our U.S. assets.

The Amendment contains customary representations and warranties for amendments of this type and modifies or adds certain affirmative and negative covenants and events of default, including certain reporting and notice requirements, certain bus production requirements, certain new capital requirements (including the requirement to obtain either debt or equity sufficient to repay/refinance all banking facilities by the Maturity Date), certain mandatory prepayments upon equity and debt issuances, restrictions on mergers, acquisitions and dispositions of our assets, change in control, and incurrence of certain indebtedness.

In connection with the Amendment, our Chief Executive Officer and two stockholders executed amended and restated guaranties that are limited to an aggregate amount of $2.05 million. In addition, two stockholders signed guaranties to provide $625,000 of credit support during the period from the date of the Amendment through the date the Facilities are repaid in full, with such guaranties diminishing under certain conditions.

In connection with the Amendment, the holders of $1.5 million of notes converted into 1,505,254 shares of common stock, and the holders of the remaining $2.3 million of notes agreed to amend their notes and sign subordination agreements. These amended convertible subordinated notes prohibit the payment of interest prior to maturity and extend their maturity date to June 1, 2010 (unless earlier converted to common stock).

We intend to repay the Facilities in full by means of a replacement facility and/or with additional capital we raise in the future, although we can offer no assurances in that regard. Our failure to comply with our Facilities or to repay or refinance them when they become due could have a material adverse effect on our business, results of operations and financial condition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jasper Ventures Inc.

Dated: October 28, 2009	By: /s/ Brad C. Glosson
Brad C. Glosson
Chief Executive Officer

3